                      ADVANCED COMMUNICATIONS GROUP, INC.
                      390 SOUTH WOODS MILL ROAD, SUITE 150
                           ST. LOUIS, MISSOURI 63017

                                                              January 15, 1998

Northwestern Public Service Company
33 Third Street, S.E.
Huron, South Dakota 57350

Gentlemen:

Advanced Communications Group, Inc., a Delaware corporation ("ACG"), and Northwestern Public Service Company, a Delaware corporation ("Northwestern"), have agreed to negotiate in good faith to enter into a definitive agreement on commercially reasonable terms with respect to a strategic alliance between ACG and Northwestern (the "Strategic Alliance Agreement"). In consideration of Northwestern's agreement to so negotiate in good faith and its willingness to permit ACG to disclose the existence of this agreement, ACG has agreed to issue to Northwestern Growth Corporation ("NGC") shares of a new series of ACG preferred stock contemporaneously with the closing (the "Closing") of ACG's proposed initial public offering of 8,000,000 shares of common stock, par value $.0001 per share (the "Common Stock") with respect to which ACG has filed a Registration Statement on Form S-1, as amended (File No. 333-37671) (the "Registration Statement"). Our agreements with respect to these matters are as follows:

1. ACG and Northwestern will negotiate in good faith to agree upon, execute and deliver the Strategic Alliance Agreement (more fully described below) pursuant to which ACG and its subsidiaries will, among other things, have the exclusive right to sell their telecommunications services, which are expected to include long distance service, local service, Internet access and other services, yellow page services, cellular and other wireless services and data transmission services ("Telecommunications Services"), to the electric utility and natural gas customers of Northwestern in the states of South Dakota and Nebraska (the "Customers"), provided that the rates charged by ACG for these services are competitive with the rates charged by other providers of similar services in the relevant market. The Strategic Alliance Agreement will also contain mutually satisfactory provisions with respect to the following matters:

    A. ACG's access to Northwestern's rights-of-way for the purpose of stringing or laying fiber optic cables (to the extent Northwestern is able to grant such access without additional cost to Northwestern).

    B. Northwestern's receipt of a negotiated fee with respect to ACG Telecommunications Services purchased by the Customers (which fee shall be adjusted from time to time to reflect the appropriate market conditions).

    C. Subject to Northwestern's existing contractual commitments, ACG will also have the right to provide Northwestern's Telecommunications Services, provided that the pricing and other terms of service (including quality) are competitive with those otherwise available to Northwestern.

    D. Northwestern's assistance and cooperation with ACG in its efforts to sell Telecommunications Services to the Customers, including, without limitation, providing customer lists, introductions and bill stuffers, subject to receipt by Northwestern of any necessary regulatory approvals, with any incremental costs of providing such information and services to be taken into account in the negotiations referred to in paragraph B above.

    E. The scope and duration of Northwestern's agreement not to compete with ACG.

2. Upon the Closing, ACG will issue to NGC a number of shares of ACG Series A Redeemable Convertible Preferred Stock (the "Preferred Stock"), equal to the amount determined by dividing $2,000,000 by the initial public offering price of the Common Stock, which will have the terms set forth on the Certificate of Designation attached hereto as Annex A (the "Certificate of Designation").

3. As provided in the Certificate of Designation, if ACG and Northwestern have not entered into the Strategic Alliance Agreement prior to the first anniversary date of the Closing, ACG shall have the right at any time during the next month (the 13th month following the Closing) to redeem all of the Preferred Stock for an aggregate redemption price of $1,250,000. Prior to the earlier of the execution of the Strategic Alliance Agreement or the end of the 13th month following the Closing, NGC may not transfer or otherwise dispose of any of the Preferred Stock.

4. Northwestern agrees (on its behalf and on behalf of NGC) that, until the expiration of three years from the date of this agreement, it will not without the prior written approval of ACG or its Board of Directors (a) in any manner acquire or make any proposal to acquire, directly or indirectly, any securities, or any direct or indirect rights to acquire any securities, or any property, of ACG or any of its subsidiaries; (b) propose to enter into, directly or indirectly, any merger, business combination or other extraordinary transaction involving ACG or any of its subsidiaries or the purchase, directly or indirectly, a material portion of the assets of ACG or any of its subsidiaries; (c) make, or in any way participate, in any "solicitation" of "proxies" to vote (as those terms are used in the rules of the Securities and Exchange Commission) any voting securities of ACG or act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of ACG; (d) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; (e) enter into or disclose any intention, plan or arrangement inconsistent with the forgoing; or (f) advise, assist or encourage any other persons in connection with any of the foregoing. Further, Northwestern agrees to advise ACG promptly of any inquiry or proposal made to it or to NGC with respect to any of the foregoing. Northwestern also agrees (on its behalf and on behalf of NGC) during such period not to (a) request ACG (or its directors, officers, employees, or agents), directly or indirectly, to amend or waive any provisions of this paragraph (including this sentence) or (b) take any action which might require ACG to make a public announcement regarding the possibility of a business combination or merger. The agreement set forth in this paragraph shall remain in full force and effect during the entire three year period, whether or not a Strategic Alliance Agreement is negotiated, executed or delivered.

5. NGC represents and warrants that it is able to bear the economic risk of an investment in the Preferred Stock and can afford to sustain a total loss of such investment, and NGC has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of NGC's proposed investment in ACG. NGC understands that an investment in the Preferred Stock is very speculative and involves a high degree of risk. NGC also represents and warrants that: (a) it has received and reviewed a copy of the Registration Statement and is generally familiar with the transactions described therein; (b) it confirms that it has had its access to the books, records, plants, facilities, properties, personnel and officers of ACG and the Acquired Companies for the purpose of conducting an investigation of the financial condition, corporate status, business, properties and assets of ACG and the Acquired Companies prior to its execution of this Agreement; (c) it has had an adequate opportunity to ask questions and receive answers from the officers of ACG and the Acquired Companies (as defined in the Registration Statement) concerning any and all matters relating to the transactions described in this Agreement, the Acquisitions (as defined in the Registration Statement) and the Registration Statement including, without limitation, the background and experience of the current and proposed officers and directors of ACG and the Acquired Companies, the plans for the operations of the business of ACG and the Acquired Companies; (d) it has asked any and all questions in the nature described in clause (c) above and all questions have been answered to its satisfaction; and (e) it is acquiring the Preferred Stock and the

    Common Stock issuable upon the conversion thereof for its own account, for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act or a distribution thereof in violation of any applicable state securities laws.

Northwestern does not object to the inclusion of the proposed disclosures substantially in the form set forth on Annex B in Amendment No. 2 to the Registration Statement.

If this letter correctly reflects our understanding with respect to the matters set forth herein, kindly sign one original of this letter and return it to the undersigned, at which time it will become a binding agreement between us. The other counterpart is for your records.

Although this letter does constitute a binding agreement between us, it does not contain all matters upon which agreement must be reached in the Strategic Alliance Agreement, and does not constitute a binding agreement with respect to those matters. Any such binding agreement with respect to the Strategic Alliance Agreement will only arise as a result of the negotiation, execution and delivery of a written Strategic Alliance Agreement between ACG and Northwestern having terms and conditions satisfactory to both. Neither party to this letter may bring any claim or action against the other as a result of a failure in good faith to agree on or enter into the Strategic Alliance Agreement.

                                       Very truly yours,

                                       Advanced Communications Group, Inc.


                                       By: /s/ Richard P. Anthony
                                          -------------------------------
                                          Richard P. Anthony
                                          Chairman, President and
                                          Chief Executive Officer

AGREED AND ACCEPTED
January 15, 1998

Northwestern Public Service Company


By:
   -------------------------------
   Authorized Officer


Northwestern Growth Corporation


By:
   -------------------------------
   Authorized Officer

                                                                        ANNEX A
                           CERTIFICATE OF DESIGNATION
                                       OF
                SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                       OF
                      ADVANCED COMMUNICATIONS GROUP, INC.

Advanced Communications Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify that the following resolution was duly
adopted on January   , 1998 by the Board of Directors of the Corporation (the
"Board of Directors") either at a meeting duly convened and held or by unanimous written consents of all Directors executed pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation that authorize the issuance of up to 20,000,000 shares of preferred stock, par value $.0001 per share ("Preferred Stock"):

    BE IT RESOLVED, that the issuance of a series of Preferred Stock of Advanced Communications Group, Inc. (the "Corporation") is hereby authorized, and the designation, powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of said series, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

         SECTION 1. DESIGNATION. The distinctive serial designation of said series shall be "Series A Redeemable Convertible Preferred Stock" (hereinafter called "Series A"). Each share of Series A shall be identical in all respects with all other shares of Series A.

         SECTION 2. NUMBER OF SHARES. The number of shares in Series A shall be , which number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A then outstanding) by the Board of Directors. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

         SECTION 3. DEFINITIONS. As used herein with respect to Series A, the following terms shall have the following meanings:

         (a) The term "junior stock" shall mean the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series A has preference or priority in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         (b) The term "parity stock" shall mean any other class or series of stock of the Corporation hereafter authorized which ranks on a parity with Series A in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         (c) The term "senior stock" shall mean any other class or series of stock of the Corporation hereafter authorized which ranks ahead of the Series A in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         (d) The term "business day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York City are not authorized or obligated by law or executive order to close.

         SECTION 4. DIVIDENDS. The holders of shares of Series A shall not be entitled to receive, nor shall the Board of Directors declare, dividends on the shares of Series A.

         SECTION 5. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, but after all distributions and payments shall be made to the holders of senior stock, the holders of shares of Series A shall be entitled to be paid in full an amount equal to [the initial public offering price of the Common Stock] per share (the "Liquidation Amount").

         If upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the assets distributable to the holders of Series A and the holders of all parity stock shall be insufficient to permit the payment in full to such holders of all preferential amounts payable to them, then the entire assets of the Corporation then distributable, after distribution of amounts payable with respect to the senior stock, shall be distributed ratably among the holders of Series A and the holders of all parity stock in proportion to the respective amounts that would be payable on a per share basis if such assets were sufficient to permit payment in full of all preferential amounts.

         If the Liquidation Amount shall have been paid in full to each holder of shares of Series A, the remaining assets of the Corporation shall be distributed among the holders of junior stock, according to their respective rights and preferences and in each case according to their respective numbers of shares.

         For the purposes of this Section 5, the consolidation or merger of the Corporation with any other corporation shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         SECTION 6. REDEMPTION. If, by [the date occurring twelve months after the closing of the Corporation's initial underwritten public offering of its Common Stock], the Corporation and Northwestern Public Service Company, a Delaware corporation, have not entered into the written Strategic Alliance Agreement contemplated by the letter agreement among the Corporation, Northwestern Public Service Company and Northwestern Growth Corporation dated January 15, 1998, then the Corporation, at the option of the Board of Directors, may redeem in whole the shares of Series A upon notice given as hereinafter specified, at a redemption price per share equal to 62.5% of the Liquidation Amount. If, by [the date occurring thirteen months after the closing of the Corporation's initial underwritten public offering of its Common Stock], the Corporation shall not have mailed notice of the redemption of all shares of Series A as provided below, then the Corporation's right to redeem the Series A shall thereupon expire.

         Notice of every redemption of shares of Series A shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation. Such mailing shall be at least five days and not more than 30 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A.

         If notice of redemption shall have been duly given, and if on or before the redemption date specified therein all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, on and after such redemption date, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest. Any funds so deposited and unclaimed at the end of three years from such redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

         SECTION 7. CONVERSION RIGHTS. Each holder of shares of Series A shall have the right, at such holder's option, to convert such shares into shares of Common Stock of the Corporation at any time following the date occurring eighteen months after the closing of the Corporation's initial underwritten public offering of its Common Stock (the "IPO Date") on and subject to the following terms and conditions:

         (a) Each share of Series A shall be convertible at the principal office of the Corporation and at such other office or offices, if any, as the Board of Directors may designate, into such number of fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation, as shall be determined by dividing the Liquidation Amount by the "conversion price"; provided, however, that the conversion price shall be adjusted in certain instances as provided in paragraph (d) below. The conversion price is initially the Liquidation Amount.

         (b) In order to convert shares of Series A into Common Stock the holder thereof shall surrender at the office or offices hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at said office or offices that such holder elects to convert such shares. No payment or adjustment shall be made upon any conversion on account of any unpaid or accrued dividends on account of any dividends on the Common Stock issued upon conversion.

              Shares of Series A shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of the certificates for such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

         (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay cash in respect of such fraction in an amount equal to the same fraction of the Closing Price (as defined below) on the date on which the certificate or certificates for such shares were duly surrendered for conversion, or, if such date is not a Trading Day (as defined below), on the next Trading Day.

         (d) The conversion price shall be deemed to be proportionately adjusted from time to time as follows:

                   (i) In case the Corporation shall (A) pay a dividend or make a distribution on its outstanding Common Stock in shares of its capital stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue by reclassification of its Common Stock (whether pursuant to a merger or consolidation or otherwise) any other shares of the Corporation, the holder of any shares of Series A surrendered for conversion after the record date fixed by the Board of Directors for such dividend, distribution, subdivision, combination or reclassification shall be entitled to receive the aggregate number and kind of shares of capital stock of the Corporation which, if such shares of Series A had been converted immediately prior to such record date at the conversion price then in effect, such holder would have been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification; and the conversion price shall be deemed to have been adjusted after such record date to apply to such aggregate number and kind of shares. Such adjustment shall be made whenever any of the events listed above shall occur.

                   (ii) In case the Corporation shall fix a record date for
              issuing to all holders of Common Stock rights or warrants expiring within 45 days entitling them to subscribe for or purchase Common Stock at a price per share less than the current market price per share (as determined pursuant to clause (iv) below) on such record date, the conversion price in effect from and after such record date shall be reduced so that it shall be equal to the price determined by multiplying the conversion price in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock so offered for subscription or purchase. For the purpose of this clause (ii), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. In case such rights or warrants are not issued after such a record date has been fixed, the conversion price shall be readjusted to the conversion price which would have been in effect if such record date had not been fixed.

                   (iii) In case the Corporation shall fix a record date for
              the distribution to all holders of Common Stock (whether pursuant to a merger or consolidation or otherwise) of assets (excluding cash dividends out of retained earnings), or rights to subscribe (excluding those referred to in clause (ii) above), then in each such case the conversion price in effect from and after such record date shall be adjusted so that the same shall be equal to the price determined by multiplying the conversion price in effect immediately prior to such record date by a fraction, of which the numerator shall be the current market price per share (determined as provided in clause (iv) below) of the Common Stock on such record date less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed or of such rights to subscribe applicable to one share of Common Stock and of which the denominator shall be such current market price per share of Common Stock. Such adjustment shall be made whenever any such a record date is fixed. In case such distribution is not made after such a record date has been fixed, the conversion price shall be readjusted to the conversion price which would have been in effect if such record date had not been fixed.

                   (iv) For the purpose of any computation under clauses (ii)
              and (iii) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for 30 consecutive Trading Days selected by the Corporation commencing not less than 10 nor more than 45 Trading Days before the date in question.

                   (v) In case the Corporation shall be a party to any
              transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets, liquidation or recapitalization of the Common Stock, but excluding any transaction to which clauses (i),
              (ii) or (iii) above applies) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series A shall be entitled, upon conversion, to an amount per share of Series A equal to (A) the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged, times (B) the number of shares of Common Stock into which a share of Series A is convertible immediately prior to the consummation of such transaction.

                   (vi) In any case in which this subsection (d) shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (A) issuing to the holder of any shares of Series A converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the conversion price in effect immediately prior to adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to subsection (c) above. In lieu of the shares of the issuance of which is deferred pursuant to item (A) above, the Corporation shall issue or cause one of its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

                   (vii) Any adjustment in the conversion price otherwise
              required by this Section 7 to be made may be postponed until the date of the next adjustment otherwise required to be made if such adjustment (together with any other adjustments postponed pursuant to this paragraph (vii) and not theretofore made) would not require an increase or decrease of more than 1% in such price. All calculations under this subsection (d) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                   (viii) In case at any time, as a result of an adjustment
              made pursuant to paragraph (i) above, the holder of any shares of Series A thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, thereafter the number of such other shares so receivable upon conversion of such shares of Series A shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) to (vii), inclusive, above, and the other provisions of this subsection (d) with respect to the Common Stock shall apply on like terms to any such other shares.

                   (ix) The Board of Directors may in its discretion make such reductions in the conversion price, in addition to those required by this subsection (d), as shall be determined by the Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this subsection
              (d), and its action in so doing shall be final and conclusive.

    (e) Whenever the conversion price is adjusted as herein provided:

                   (i) The Corporation shall compute the adjusted conversion
              price in accordance with this Section 7 and shall cause to be prepared a certificate signed by the Corporation's treasurer setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with each transfer agent for the shares of Series A; and

                   (ii) A notice stating that the conversion price has been
              adjusted and setting forth the adjusted conversion price shall, as soon as practicable, be mailed to the holders of record of outstanding shares of Series A.

    (f) In case:

                   (i) The Corporation shall declare a dividend or other
              distribution on its Common Stock payable otherwise than in cash out of retained earnings or in obligations to pay cash out of retained earnings; or

                   (ii) The Corporation shall authorize the issuance to the
              holders of its Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of capital stock or any class or any other subscription rights or warrants; or

                   (iii) Of any reclassification of the capital stock of the
              Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or

                   (iv) Of the voluntary or involuntary liquidation,
              dissolution or winding up of the Corporation;

         then the Corporation shall cause to be filed with each transfer agent for the shares of Series A and shall cause to be mailed to the holders of record of the outstanding shares of Series A, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up. Failure to give notice as required by this subsection (f), or any defect therein, shall not affect the legality or validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up, or the vote on any action margin authorizing such.

    (g) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of issuance upon conversion of shares of Series A, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series A then outstanding.

    (h) The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series A pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

    (i) For the purpose of this Section 7, the term "Common Stock" shall include any stock of any class or series of the Corporation which has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares issuable upon conversion of shares of Series A shall include only shares of the class designated as Common Stock as of the original date of issuance of shares of Series A or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

    (j) As used in this Section 7, the term "Closing Price" on any day shall mean the reported last sale price per share of Common Stock regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose; or, in all other cases, the value established by the Board of Directors in good faith; and the term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday, or Friday on which banking institutions in New York City are not authorized or obligated by law or executive order to close.

    (k) The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Section 7.

    SECTION 8. NO VOTING RIGHTS. The holders of Series A shall be entitled to no votes per share, except as otherwise required by law or by the Corporation's certificate of incorporation.

    SECTION 9. LIMITED TRANSFERABILITY OF SERIES A. Until the earlier to occur of (i) the date occurring thirteen months after the initial underwritten public offering of the Corporation's Common Stock or (ii) the execution and delivery of the written Strategic Alliance Agreement referenced in Section 6 above, the Series A and the rights represented thereby are not transferable -regardless of whether such transfer occurs by foreclosure or grant of a lien, pledge, or other security interest therein, other volitional act, operation of law, or otherwise. Any attempt to transfer an interest in any shares of Series A in violation of the foregoing is void.

    SECTION 10. OTHER RIGHTS. The shares of Series A shall not have any powers, preferences on relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

    IN WITNESS WHEREOF, Advanced Communications Group, Inc. has caused this
certificate to be signed by its undersigned duly authorized officer this    day
of           , 1998.

                                       ADVANCED COMMUNICATIONS GROUP, INC.


                                       BY:
                                          -------------------------------
                                          RICHARD P. ANTHONY
                                          CHAIRMAN AND CHIEF EXECUTIVE
                                          OFFICER

                                                                        ANNEX B

   The Company and Northwestern Public Service Company ("Northwestern") have entered into an agreement (the "Agreement") regarding the possible creation of a strategic alliance that would permit ACG to market its telecommunications services to that utility's approximately 100,000 electric and natural gas business and residential customers in South Dakota and Nebraska. Under the terms of the Agreement, which will be consummated contemporaneously with the Closing of the Offering, ACG will issue a number of shares of its Series A Redeemable Convertible Preferred Stock ("Preferred Stock") with an aggregate liquidation preference of $2 million to Northwestern Growth Corporation ("NGC"), a wholly-owned subsidiary of Northwestern, in exchange for, among other things, Northwestern's commitment to negotiate in good faith a strategic alliance upon commercially reasonable terms ("Northwestern Alliance"). Pursuant to the proposed Northwestern Alliance, ACG would have the exclusive right to market its telecommunications services to the customers of Northwestern and to have access to Northwestern's rights-of-way for the purpose of laying fiber optic cables. Subject to existing contractual commitments, ACG would also have the right to supply all of Northwestern's telecommunications services on competitive terms. Northwestern would cooperate with ACG in soliciting Northwestern's customers and receive a percentage of the telecommunications revenues generated by ACG sales to such customers. The Agreement contains a three-year standstill agreement by Northwestern and NGC with respect to ACG containing customary terms and conditions, regarding, among other things, mergers and acquisitions, tender offers, proxy contests, joining groups or encouraging others with respect to such matters.

   The Preferred Stock becomes convertible into shares of Common Stock at the initial public offering price eighteen months after the consummation of this Offering, does not pay any dividends and is not entitled to vote in the election of directors. If the Northwestern Alliance has not been signed by the first anniversary date of the closing of the Offering, ACG can redeem the shares of Preferred Stock as an entirety for $1.25 million on or prior to the thirteenth monthly anniversary of the Closing.